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                                 EXHIBIT 99.2

[LETTERHEAD OF CABLELABS(R)]


Via Fax and Mail

February 2, 2000

Mr. Shlomo Rakib                              Mr. Zaki Rakib
President                                     Chief Executive Officer
Terayon Communication Systems                 Terayon Communication Systems
2952 Bunker Hill Lane                         2952 Bunker Hill Lane
Santa Clara, CA 95054                         Santa Clara, CA 95054

RE:  DOCSIS 1.2 Specification drafting

Dear Mr. Rakib:

CableLabs has evidence that Terayon is making misleading statements to the Public concerning the DOCSIS specifications and Terayon's possible contributions thereto.

As you know, in July, CableLabs invited Terayon and other proponents of different technologies for advanced physical layers for the DOCSIS spec, to present information on the different technologies to our member companies and the Certification Board. In November, the same group reconvened by conference call and agreed that at the present time Terayon's technology, SCDMa, would NOT be included in the DOCSIS spec. At that time, four vendor authors were invited to work together to propose changes to the DOCSIS physical layer.

CableLabs remains committed to looking at new technology for DOCSIS. We will consider and evaluate appropriate technology, including SCDMa, as warranted. But no decisions have been made, other than as stated above, for a DOCSIS 1.2 specification, let alone a DOCSIS 1.2 specification that includes Terayon's SCDMa technology.

In light of the lack of a decision by CableLabs and the Certification Board to have a DOCSIS 1.2 specification, and the lack of any decision to include SCDMa in the DOCSIS specification, we must ask that you cease and desist from any statements that directly or indirectly imply anything to the contrary.

If Terayon continues to make such statements, please be advised that CableLabs and the Certification Board will take corrective action.

Terayon is an important contributor to the DOCSIS program, and we do not take this step lightly. However, we will do what we need to do to protect the integrity of the DOCSIS process.

Very truly yours,

Cable Television Laboratories, Inc.


/s/ Richard R. Green
Richard R. Green
President and Chief Executive Officer